UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2016

First Commonwealth Financial Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Philadelphia Street, Indiana, PA	15701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 26, 2016, First Commonwealth Bank, a wholly-owned subsidiary of First Commonwealth Financial Corporation (the “Company”), entered into a Purchase and Assumption Agreement with FirstMerit Bank, National Association (“FirstMerit Bank”), a wholly-owned subsidiary of FirstMerit Corporation, which provides for the acquisition by First Commonwealth Bank of 13 bank branches of FirstMerit Bank located in Canton and Ashtabula, Ohio and certain related assets, and the assumption by First Commonwealth Bank of certain related liabilities (the “Purchase Agreement”).

Pursuant to the Purchase Agreement, First Commonwealth Bank has agreed to assume approximately $735 million in deposits and purchase approximately $115 million in loans associated with the 13 bank branches. First Commonwealth Bank has agreed to pay a total purchase price in the amount of a deposit premium equal to 4.5% of a 30-day average balance of assumed deposits plus the aggregate net book value of the assets to be acquired.

The transaction is expected to close in the fourth quarter of 2016, subject to regulatory approval, the closing of the previously announced pending merger of FirstMerit Corporation and Huntington Bancshares Incorporated, and other customary closing conditions.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

The Company’s investor presentation, dated July 27, 2016, relating to this transaction is attached as Exhibit 99.1 and is being furnished to the SEC and shall not be deemed “filed” for any purpose.

Item 8.01.	Other Events

On July 27, 2016, the Company issued a press release announcing the execution of the Purchase Agreement, which is filed as Exhibit 99.2.

Forward-Looking Statements

This Form 8-K contains forward-looking statements about the Company’s future plans, strategies and financial performance that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of complying with these safe harbor provisions. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations. These differences may be the result of various factors, including, among others: (1) failure of the parties to satisfy the closing conditions in the purchase and assumption agreement in a timely manner or at all; (2) failure to obtain governmental approvals for the acquisition of the branches; (3) disruptions to the parties’ businesses as a result of the announcement and pendency of the branch acquisition; (4) costs or difficulties related to the integration of the business of the acquired branches following the closing of the transaction; (5) the risk that the anticipated benefits, cost savings and any other savings from the transaction may not be fully realized or may take longer than expected to realize; (6) changes in general business, industry or economic conditions or competition; (7) adverse changes or conditions in the capital and financial markets; (8) changes in interest rates; (9) the inability to realize expected cost savings or achieve other anticipated benefits in connection with the proposed transaction; (10) changes in the quality or composition of loan and investment portfolios; (11) adequacy of loan loss reserves and changes in loan default and charge-off rates; (12) increased competition and its effect on pricing and revenues; (13) deposit attrition, necessitating increased borrowings to fund loans and investments; (14) rapidly changing technology; (15) unanticipated regulatory or judicial proceedings and liabilities and other costs; (16) changes in the cost of funds, demand for loan products or demand for financial services; and (17) other economic, competitive, governmental or technological factors affecting operations, markets, products, services and prices.

For additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description

2.1	Purchase and Assumption Agreement by and between FirstMerit Bank, National Association, and First Commonwealth Bank, dated July 26, 2016*

99.1	Investor Presentation dated July 27, 2016

99.2	Press Release dated July 27, 2016

*Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 27, 2016
FIRST COMMONWEALTH FINANCIAL CORPORATION

By:    /s/ James R. Reske
Name: James R. Reske
Title: Executive Vice President, Chief
Financial Officer and Treasurer